Exhibit 10.1

AMENDMENT NO. 4 TO AMENDED AND RESTATED

REVOLVING CREDIT AND SECURITY AGREEMENT

THIS AMENDMENT NO. 4 TO AMENDED AND RESTATED REVOLVING CREDIT AND SECURITY AGREEMENT (this “Amendment”) is entered into as of July 20, 2012, by and among SPARTON CORPORATION, a corporation organized under the laws of the State of Ohio (“Sparton”), SPARTON ELECTRONICS FLORIDA, INC., a corporation organized under the laws of the State of Florida (“Sparton Florida”), SPARTRONICS, INC., a corporation organized under the laws of the State of Michigan (“Spartronics”), SPARTON MEDICAL SYSTEMS, INC., a corporation organized under the laws of the State of Michigan (“Sparton Medical”), SPARTRONICS VIETNAM CO., LTD, a corporation organized under the laws of Vietnam (“Spartronics Vietnam”), SPARTON TECHNOLOGY, INC., a corporation organized under the laws of the State of New Mexico (“Sparton Technology”), SPARTON OF CANADA, LIMITED, a Canadian corporation (“Sparton Canada”), SPARTON MEDICAL SYSTEMS COLORADO, LLC, a limited liability company organized under the laws of the State of Colorado (“Sparton Medical Colorado”), SPARTON BP MEDICAL DENVER, LLC, a limited liability company organized under the laws of the State of Delaware (“Sparton BP”) (Sparton, Sparton Florida, Spartronics, Sparton Medical, Spartonics Vietnam, Sparton Technology, Sparton Canada, Sparton Medical Colorado, and Sparton BP are each a “Borrower”, and collectively the “Borrowers”), PNC BANK, NATIONAL ASSOCIATION, (“PNC”), the various financial institutions named therein or which hereafter become a party thereto, (together with PNC, collectively, “Lenders”) and PNC, as agent for the Lenders (in such capacity, “Agent”).

BACKGROUND

WHEREAS, Borrowers, Agent, and Lenders are parties to an Amended and Restated Revolving Credit and Security Agreement dated as of August 14, 2009, as amended by Amendment No. 1 to Amended and Restated Revolving Credit and Security Agreement dated as of August 6, 2010, Amendment No. 2 to Amended and Restated Revolving Credit and Security Agreement dated as of March 2, 2011, and Amendment No. 3 to Amended and Restated Revolving Credit and Security Agreement dated as of March 31, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”) pursuant to which Agent and Lenders provide Borrowers with certain financial accommodations.

WHEREAS, in connection with the foregoing, Borrowers have requested that Agent and Lenders amend certain provisions of the Loan Agreement as hereafter provided, and Agent and Lenders are willing to do so on the terms and conditions hereafter set forth.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

2. Amendments to the Loan Agreement.

(a) Section 1.2 is amended to add the following defined terms in the proper alphabetical order:

“Amendment No. 4” means that certain Amendment No. 4 to this Agreement among Agent, Lenders, and Borrowers dated as of July 20, 2012.

“Applicable Percentage” means, as of October 1, 2012, 0.250% per annum. Effective as of the first Business Day following receipt by Agent of the quarterly financial statements of Borrowers on a Consolidated Basis for the fiscal quarter ending September 30, 2012 required under Section 9.8, and thereafter upon receipt of subsequent quarterly financial statements of Borrowers on a Consolidated Basis required under Section 9.8 for the previous fiscal quarter (each day of such delivery, a “Applicable Percentage Adjustment Date”), the Applicable Percentage shall be adjusted, if necessary, to the applicable percent per annum set forth in the table set forth below corresponding to the Senior Leverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the Applicable Percentage Adjustment Date:

SENIOR LEVERAGE RATIO	APPLICABLE PERCENTAGE
Less than or equal to 1.5 to 1.0	0.250%
Greater than 1.5 to 1.0	0.375%

If the Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Section 9.8 by the date required pursuant to such section, each Applicable Percentage shall be conclusively presumed to equal the highest Applicable Percentage specified in the table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Senior Leverage Ratio reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, the Agent determines that (a) the Senior Leverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Senior Leverage Ratio would have resulted in a different Applicable Percentage used in calculating the amount of a Facility Fee, then (i) if the proper calculation of the Senior Leverage Ratio would have resulted in a higher Applicable Percentage for purposes of calculating the amount of a Facility Fee, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of the Facility Fee that should have been paid over the amount of the Facility Fee actually paid; and (ii) if the proper calculation of the Senior Leverage Ratio would have resulted in a lower Applicable Percentage for purposes of calculating the amount of a Facility Fee, Lenders shall repay any excess Facility Fee to the Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Applicable Percentage would have resulted in a higher Facility Fee for one or more fiscal quarters and a lower Facility Fee for one or more fiscal quarters (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of the Facility Fees that should have been paid for all applicable periods over the amounts of the Facility Fees actually paid for such periods, and the amount payable by the Lenders pursuant to clause (ii) above shall be based upon the excess, if any, of the Facility Fees actually paid for all applicable periods over the amounts of the Facility Fees that should have been paid for such periods.

“Facility Fees” means the fees described in Section 3.3(b).

“Indebtedness for Borrowed Money” means, in relation to any Person at any particular time, all Indebtedness: (a) in respect of any money borrowed, including letters of credit and acceptance facilities; (b) under or in respect of any contingent obligation (whether direct or indirect) of any money borrowed; (c) evidenced by any loan or credit agreement, promissory note, debenture, bond, guaranty or other similar written obligation to pay money; (d) any Capital Lease Obligation; and (e) for the deferred and unpaid purchase price of any property or business or any services (other than trade accounts payable incurred in the ordinary course of business and constituting current liabilities not more than 60 days in arrears measured from the date of billing), all as determined in accordance with GAAP.

“Senior Debt” shall mean, as of any date of determination, all Indebtedness for Borrowed Money of Borrowers on a Consolidated Basis, except any Indebtedness of Borrowers subordinated to the Obligations on terms and conditions satisfactory to Agent and the Required Lenders.

“Senior Leverage Ratio” shall mean the ratio, as of the last day of a fiscal quarter, resulting from dividing: (a) the Senior Debt as of such date by (b) EBITDA for the period equal to the four consecutive fiscal quarters then ending.

(b) The definition of “Applicable Margin” in Section 1.2 of the Loan Agreement is amended in its entirety to read as follows:

“Applicable Margin” for Revolving Advances shall mean, as of June 1, 2012, the applicable percentage specified below:

APPLICABLE MARGIN FOR DOMESTIC RATE LOANS	APPLICABLE MARGIN FOR EURODOLLAR RATE LOANS
0.25%	1.75%

Thereafter, effective as of the first Business Day following receipt by Agent of the quarterly financial statements of Borrowers on a Consolidated Basis for the fiscal quarter ending September 30, 2012 required under Section 9.8, and thereafter upon receipt of subsequent quarterly financial statements of Borrowers on a Consolidated Basis required under Section 9.8 for the previous fiscal quarter (each day of such delivery, an “Adjustment Date”), the Applicable Margin for each type of Advance shall be adjusted, if necessary, to the applicable percent per annum set forth in the table set forth below corresponding to the Senior Leverage Ratio for the trailing twelve month period ending on the last day of the most recently completed fiscal quarter prior to the applicable Adjustment Date:

SENIOR LEVERAGE RATIO	APPLICABLE MARGINS FOR DOMESTIC RATE LOANS	APPLICABLE MARGINS FOR EURODOLLAR RATE LOANS
Less than or equal to 1.5 to 1.0	0.25%	1.75%
Greater than 1.5 to 1.0	0.50%	2.00%

If the Borrowers shall fail to deliver the financial statements, certificates and/or other information required under Sections 9.7 or 9.8 by the date required pursuant to such section, the Applicable Margin shall be conclusively presumed to equal the highest Applicable Margin specified in the table set forth above until the date of delivery of such financial statements, certificates and/or other information, at which time the rate will be adjusted based upon the Senior Leverage Ratio reflected in such statements.

If, as a result of any restatement of, or other adjustment to, the financial statements of Borrowers on a Consolidated Basis or for any other reason, the Agent determines that (a) the Senior Leverage Ratio as previously calculated as of any applicable date was inaccurate, and (b) a proper calculation of the Senior Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Senior Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent, an amount equal to the excess of the amount of interest that should have been paid during such period over the amount of the interest actually paid for such period; and

(ii) if the proper calculation of the Senior Leverage Ratio would have resulted in lower pricing for such period, Lenders shall repay any excess interest to the Borrowers; provided, that, if as a result of any restatement or other event a proper calculation of the Applicable Margin would have resulted in higher interest for one or more fiscal quarters and lower interest for one or more fiscal quarters (due to the shifting of income or expenses from one period to another period or any similar reason), then the amount payable by the Borrowers pursuant to clause (i) above shall be based upon the excess, if any, of the amount of interest that should have been paid for all applicable periods over the amounts of interest actually paid for such periods, and the amount payable by the Lenders pursuant to clause (ii) above shall be based upon the excess, if any, of the interest actually paid for all applicable periods over the amounts of interest that should have been paid for such periods.

(c) The definition of “Compliance Certificate” in Section 1.2 of the Loan Agreement is amended in its entirety to read as follows:

“Compliance Certificate” shall mean a compliance certificate to be signed by the Chief Executive Officer, President, Chief Financial Officer, Director-Treasury & Forecasting, or Corporate Controller of Borrowing Agent, which shall state that, based on an examination sufficient to permit such officer to make an informed statement, no Default or Event of Default exists, or if such is not the case, specifying such Default or Event of Default, its nature, when it occurred, whether it is continuing and the steps being taken by Borrowers with respect to such default and, such certificate shall have appended thereto calculations which set forth Borrowers’ compliance with the requirements or restrictions imposed by Sections 6.5, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10 and 7.11. When delivered with the reports required under Sections 9.7 and 9.8, the Compliance Certificate shall include or have appended thereto calculations of the Senior Leverage Ratio for the four fiscal quarter period ending on the last day of the most recent fiscal quarter included in such report.

(d) The definition of “Early Termination Date” is deleted.

(e) Section 3.3(b) is hereby amended to in its entirety read as follows:

(b) Facility Fee. If, during any calendar quarter during the Term, the average daily unpaid balance of the Revolving Advances and undrawn amount of any outstanding Letters of Credit for each day of such calendar quarter does not equal the Maximum Revolving Advance Amount, then Borrowers shall pay to Agent for the ratable benefit of Lenders a fee at a rate equal to the Applicable Percentage on the amount by which the Maximum Revolving Advance Amount exceeds such average daily unpaid balance. This fee is payable to Agent in arrears on the first day of each calendar quarter with respect to the previous calendar quarter and on the last day of the Term. For purposes of calculating this fee, the Applicable Percentage is the Applicable Percentage in effect on the day the fee is payable to Agent.

With respect to the calendar quarter ending June 30, 2012 only, the fee shall be calculated as follows: (a) (i) 1.00% per annum multiplied by (ii) the amount by which the Maximum Revolving Advance Amount exceeds the average daily unpaid balance for the period from April 1, 2012 to May 31, 2012, plus (b) (i) 0.25% per annum multiplied by (ii) the amount by which the Maximum Revolving Advance Amount exceeds the average daily unpaid balance for the period from June 1, 2012 to June 30, 2012.

(f) Section 7.6 of the Loan Agreement is amended to read as follows:

7.6 Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures in any fiscal year in an aggregate amount for all Borrowers in excess of $5,000,000.

(g) Section 9.2 of the Loan Agreement is amended to read as follows:

9.2.

Schedules. Deliver, or cause Borrowing Agent to deliver, to Agent on or before the fifteenth (15th) day of each month, a Borrowing Base Certificate in form and substance satisfactory to Agent (which shall be calculated as of the last day of the prior month and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided that if no Revolving Advances are outstanding then Borrowing Base Certificates must be provided to Agent within 15 days after the end of each of Borrowers’ fiscal quarters (which shall be calculated as of the last day of the prior quarter and which shall not be binding upon Agent or restrictive of Agent’s rights under this Agreement); provided further that if Borrowers request an Advance when Borrowers are only obligated to provide quarterly Borrowing Base Certificates, Borrowers must submit with that Advance request a Borrowing Base Certificate completed as of the most recent month-end. Each Borrower shall deliver, or cause Borrowing Agent to deliver, to Agent with each Borrowing Base Certificate (a) accounts receivable agings inclusive of reconciliations to the general ledger, (b) accounts payable schedules inclusive of reconciliations to the general ledger, and (c) Inventory reports, in each case calculated as of the calculation date of the applicable Borrowing Base Certificate. In addition, each Borrower will deliver to Agent at such intervals as

Agent may require: (i) confirmatory assignment schedules, (ii) copies of Customer’s invoices, (iii) evidence of shipment or delivery, and (iv) such further schedules, documents and/or information regarding the Collateral as Agent may require including trial balances and test verifications. Agent shall have the right to confirm and verify all Receivables by any manner and through any medium it considers advisable and do whatever it may deem reasonably necessary to protect its interests hereunder. The items to be provided under this Section are to be in form satisfactory to Agent and executed by each Borrower and delivered to Agent from time to time solely for Agent’s convenience in maintaining records of the Collateral, and any Borrower’s failure to deliver any of such items to Agent shall not affect, terminate, modify or otherwise limit Agent’s Lien with respect to the Collateral.

(h) Section 13.1 of the Loan Agreement is amended to read as follows:

13.1. Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Borrower, Agent and each Lender, shall become effective on the date hereof and shall continue in full force and effect until August 13, 2015 (the “Term”) unless sooner terminated as herein provided. Borrowers may terminate this Agreement at any time upon ninety (90) days’ prior written notice upon payment in full of the Obligations.

3. Expenses. Upon the execution of this Amendment, Borrowers must pay to Agent all costs and expenses incurred by Agent in connection with this Amendment, including reasonable attorneys’ fees of Agent’s counsel.

4. Conditions Precedent to Effectiveness of this Amendment. This Amendment is not effective until each of the following conditions precedent (the “Amendment No. 4 Conditions Precedent”) have been satisfied to Agent’s satisfaction:

(a) Agent has received fully executed copies of this Amendment and all Exhibits and related documents that require a signature.

(b) All loan documents, including notes, security agreements, guarantees, subordination agreements, landlord waivers, financial statements, legal opinions, evidence of insurance, and other documents, are satisfactory in form and substance to Agent and its legal counsel.

5. Representations and Warranties. Each Borrower represents, warrants, and agrees that:

(a) The execution, delivery, and performance of this Amendment are within its corporate, limited liability company, or limited partnership powers, have been duly authorized, and do not violate any statute, law, regulation, or its articles of incorporation, articles of organization, by-laws, or other organizational documents, or any material agreement or undertaking to which it is a party or by which it is bound.

(b) This Amendment is a legal, valid, and binding obligation of each Borrower, enforceable against each in accordance with its terms.

(c) After giving effect to the amendments in this Amendment, the representations and warranties contained in the Loan Agreement and the Other Documents are true on and as of the date of this Amendment with the same force and effect as if made on and as of the date of this Amendment.

(d) No Default or Event of Default exists on the date of this Amendment.

(e) All Obligations are due and owing without setoff, counterclaim, or defense.

6. Effect on the Agreement.

(a) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified, reaffirmed, confirmed and approved.

(b) If there is an express conflict between the terms of this Amendment and the terms of the Loan Agreement or the Other Documents, the terms of this Amendment control.

(c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Agent or Lenders, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

7. Governing Law. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to any conflicts of laws principles thereto that would call for the application of the laws of another jurisdiction.

8. Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

9. Counterparts; Facsimile. This Amendment may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission or electronic transmission in PDF format shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank – Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first written above.

PNC BANK, NATIONAL ASSOCIATION, as Agent and Lender

By:	/s/ Roger Reeder
Roger Reeder, Vice President

ACKNOWLEDGED AND AGREED:

SPARTON CORPORATION

By:	/s/ Gregory A. Slome
Gregory A. Slome, Senior Vice President and Chief Financial Officer

SPARTON ELECTRONICS FLORIDA, INC.

By:	/s/ Gregory A. Slome
Gregory A. Slome, Treasurer and Secretary

SPARTRONICS, INC.

By:	/s/ Gregory A. Slome
Gregory A. Slome, Treasurer and Secretary

SPARTON MEDICAL SYSTEMS, INC.

By:	/s/ Gregory A. Slome
Gregory A. Slome, Treasurer and Secretary

SPARTRONICS VIETNAM CO., LTD.

By:	/s/ Cary B. Wood
Cary B. Wood, General Director

SPARTON TECHNOLOGY, INC.

By:	/s/ Gregory A. Slome
Gregory A. Slome, Treasurer and Secretary

SPARTON OF CANADA, LIMITED

By:	/s/ Cary B. Wood
Cary B. Wood, President

SPARTON MEDICAL SYSTEMS
COLORADO, LLC

By:	/s/ Gregory A. Slome
Gregory A. Slome, President

SPARTON BP MEDICAL DENVER,
LLC, as Borrower

By:	/s/ Michael Osborne
Michael Osborne, President